Exhibit 21.1

Moore Kazakhstan 3rd floor, Business Centre Centro D, Kayym Mukhamedkhanova str. 5, Astana T +7 7172 799904 E info@moore.kz kazakhstan.moore-global.com

26 July 2024

Director of

Prime Source LLP

Eugene Sherbinin

Dear Mr. Sherbinin,

We hereby consent to the inclusion of our Auditors’ Report, dated 22 July 2024, on the combined financial statements of Prime Source LLP, Prime Source Innovation LLP, Prime Source Analytic Systems LLP, InFin IT Solution LLP and Digitalism LLP, companies registered under the laws of the Republic of Kazakhstan, which comprise the combined statements of financial position as at 31 December 2023 and 31 December 2022, the combined statements of profit or loss and other comprehensive income, the combined statements of cash flows of and the combined statements of changes in equity for the years then ended, and notes to the combined financial statements, including a summary of significant accounting policies, respectively, in Genius Group Ltd’s Form F-3. We also consent to application of such report to the financial information in the Report in Genius Group Ltd’s Form F-3 when such financial information is read in conjunction with the combined financial statements referred to our reports.

Sincerely,

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